Exhibit 99.1

RADIATION THERAPY SERVICES HOLDINGS, INC.

PRESS RELEASE

Contact: Kerrin Gillespie Chief Financial Officer Radiation Therapy Services, Inc. 239-938-0971 Kerry.gillespie@rtsx.com	Investors: Amy Glynn / Nick Laudico The Ruth Group 646-536-7023 / 7030 aglynn@theruthgroup.com nlaudico@theruthgroup.com

Radiation Therapy Services Holdings, Inc. Reports Fourth Quarter

and Fiscal Year 2010 Financial Results

2010 Highlights:

•                  Acquisitions of a Myrtle Beach, South Carolina-based radiation therapy facility and four physician practices, expanding into new market

•                  Issued $310.0 million of Senior Subordinated Notes in April 2010; completed exchange offer for Senior Subordinated Notes in January 2011

•                  Completed advanced technology upgrades in six key markets

•                  Selected by key academic medical centers to serve as Developer and Managing Partner of first Proton Beam Radiation Therapy Center in New York

•                  2011 Physician Fee Schedule results in stable to slightly favorable reimbursement environment

•                  Strengthened management team with appointments of new CFO and COO

FORT MYERS, FL, February 28, 2011 — Radiation Therapy Services Holdings, Inc. (“Radiation Therapy Services”), a leading operator of radiation therapy centers, today announced financial results for the fourth quarter and fiscal year ended December 31, 2010.

For the fourth quarter of 2010, total revenues were $137.5 million and the net loss was $102.3 million.  For fiscal year 2010, total revenues were $544.0 million and the net loss was $113.8 million. The quarterly and annual net losses were due primarily to goodwill impairment charges in certain financially distressed markets.

“We finished 2010 with many accomplishments despite continued challenging economic conditions,” said Dr. Daniel Dosoretz, President and Chief Executive Officer.  “As a

result of the completion of strategic advanced technology upgrades in several markets, we were able to improve our RVUs per treatment at our same practice freestanding centers by 1.7%, compared to 2009, despite a 2.5% reduction in RVU values heading into 2010.  We believe these strategic upgrades will enable us to better meet future patient demands and prepare for more advanced treatments, including adaptive radiotherapy.

“We are also very pleased with our 2010 Myrtle Beach acquisitions, as the performance of those physician practices continues to exceed our expectations.  Lastly, we are very excited to be selected as developer and managing partner in the first proton beam radiation therapy center located in New York, which includes a consortium of five of the largest cancer center programs in New York City.  Looking forward, we expect a year of continued improvement in 2011 as we remain focused on growing our business, further deploying leading-edge technologies to advance patient care and making improvements in our operating performance.”

Fourth Quarter Financial 2010 Results

Total revenues increased 7.2% to $137.5 million in the fourth quarter of 2010, compared to $128.3 million in the fourth quarter of 2009.  The increase in revenue was principally due to $9.1 million in revenue from the May 2010 acquisition of the Myrtle Beach, South Carolina physician practices.

For the fourth quarter 2010, the Company reported 1,868 total treatments per day at its freestanding radiation oncology centers, up 2.3% as compared to the same period in 2009.

Same practice therapy revenue declined by 3.7% during the fourth quarter of 2010 principally as a result of lower volumes from the challenging economic environment in certain markets, including Michigan, Arizona and Nevada, and having one less treatment day versus the same period of the prior year.  Total RVUs per day at freestanding centers increased 1.2% in the fourth quarter versus the same period of the prior year.

Pro forma adjusted EBITDA for the fourth quarter of 2010 declined to $28.9 million, or 20.8% of total pro forma revenues, from $30.3 million, or 23.6% of total pro forma revenues for the fourth quarter of 2009, primarily resulting from the decrease in same practice treatments.  A reconciliation of net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder determined in accordance with generally accepted accounting principles to pro forma adjusted EBITDA and total revenues determined in accordance with generally accepted accounting principles to total pro forma revenues for the quarters ended December 31, 2010 and 2009 is included in the attached supplemental information.

Net loss for the fourth quarter of 2010 was $102.3 million as compared to a net loss of $3.6 million for the fourth quarter of 2009.  The increase in net loss was primarily due to a goodwill impairment charge of $93.7 million related to the Company’s California, Arizona, Nevada and Florida East Coast markets as a result of the challenging economic environment in these areas.

Fiscal Year Financial 2010 Results

Total revenues increased 3.7% to $544.0 million for 2010, compared to $524.5 million for 2009.  The increase in revenue was principally due to revenue from the May 2010 acquisition of the Myrtle Beach, South Carolina physician practices and recognition of additional reimbursement from CMS under the Physician Quality Reporting Initiative (“PQRI”) of $23.8 million and $6.2 million, respectively.

For 2010, the Company reported 1,886 total treatments per day at its freestanding radiation oncology centers, down 0.9% as compared to 2009.

Same practice therapy revenue declined by 3.6% during 2010 principally as a result of lower volumes from the challenging economic environment in certain markets, including Michigan, California, Arizona, Nevada and the East Coast of Florida, and having one less treatment day versus the same period of the prior year.  Total RVUs per day at freestanding centers increased 0.5% during 2010 versus 2009.

Pro forma adjusted EBITDA for 2010 increased to $115.7 million, or 20.5% of total pro forma revenues, from $113.4 million, or 21.6% of total pro forma revenues for 2009, principally as a result of the favorable impact associated with the acquisitions of the Myrtle Beach, South Carolina and Princeton, West Virginia physician practices and a $4.0 million improvement in our provision for bad debts, net of the effect of decreases in our same practice treatments.  As a percentage of total pro forma revenues, pro forma adjusted EBITDA declined principally due to the growth of ancillary practice revenues which have inherently lower margins as they do not entail significant capital investments and to a lesser extent decreases in same practice treatments.  A reconciliation of net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder determined in accordance with generally accepted accounting principles to pro forma adjusted EBITDA and total revenues determined in accordance with generally accepted accounting principles to total pro forma revenues for the years ended December 31, 2010 and 2009 is included in the attached supplemental information.

Net loss for 2010 was $113.8 million as compared to a net loss of $7.7 million for 2009.  The increase in net loss in 2010 was primarily due to a goodwill impairment charge of $93.7 million recorded in the fourth quarter of 2010 related to the Company’s California, Arizona, Nevada and Florida East Coast markets as a result of the challenging economic environment in these areas and a loss on early extinguishment of debt of $10.9 million.

2011 Outlook

“We are encouraged by the finalization of the 2011 Physician Fee Schedule, which provides for approximately a 9% increase in RVUs based on the current mix of our radiation oncology services. However, we expect that a 7.9% decline in the conversion factor as a result of budget neutrality adjustments will partially offset this increase, resulting in an estimated 1-2% overall favorable impact in 2011,” continued Dr. Dosoretz.

“Similar to other healthcare providers, we believe in many markets patients are continuing to postpone visits to their primary care physicians and other providers that can lead to the early diagnosis and treatment of cancer.  Despite these specific market conditions, we remain very focused on numerous organic and corporate development initiatives that will better position the Company for long-term sustainable growth and improved patient care.

“We are making substantial improvements to our information systems to increase efficiencies and reduce costs; this includes the completion of pilots of our electronic health record solution in our Southwest Florida radiation oncology markets.  Combined with other actions taken to reduce our cost structure, these initiatives are expected to help us to preserve our margins in the near-term and will provide us with additional leverage as the Company continues to grow.

“We continue to be excited about the growth prospects in the large and growing radiation therapy market.  We expect that our continuous focus on clinical, operating and corporate development improvements will fortify Radiation Therapy Services’ position as the indisputable industry leader in the radiation oncology field and position the Company for sustainable success over the foreseeable future,” concluded Dr. Dosoretz.

Recent Developments

In February 2011, Radiation Therapy appointed Joseph M. Garcia to the newly created role of Chief Operating Officer.  Mr. Garcia brings to Radiation Therapy more than 15 years of operational experience in the healthcare services sector.  With the addition of Mr. Garcia to COO, and the March 2010 appointment of Mr. Kerrin E. Gillespie as Chief Financial Officer, Radiation Therapy has significantly expanded the breadth and experience of its executive management team.

Conference Call

Management will host a conference call on Tuesday, March 1, 2011 at 11:00 a.m. EST to discuss financial results, business conditions and other developments. The dial-in numbers are (877) 407-4018 for domestic callers, and (201) 689-8471 for international callers.  In addition, a telephonic replay of the call will be available until March 15, 2011.  The replay dial-in numbers are (877) 870-5176 for domestic callers and (858) 384-5517 for international callers.  Please use the conference ID number 365789 to access the replay.

About Radiation Therapy Services

Radiation Therapy Services, which operates radiation treatment centers primarily under the name of 21st Century Oncology, is a provider of advanced radiation therapy services to cancer patients.  The Company’s 95 treatment centers are clustered into 28 local markets in 16 states, including Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Rhode Island, South Carolina and West Virginia.  The Company is headquartered in Fort Myers, Florida.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  These statements are based on management’s current expectations or beliefs about the Company’s future plans, expectations and objectives, including, but not limited to, the Company’s expected financial results and estimates for 2011.  These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to the Company’s actual financial results and those risk factors that may be described from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers of this release are cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release, unless required by law.

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(unaudited)

	December 31,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$13,977	$32,958
Accounts receivable, net	63,571	58,015
Income taxes receivable	—	483
Prepaid expenses	6,969	7,557
Inventories	1,426	1,436
Deferred income taxes	2,276	8,659
Other	3,534	6,153
Total current assets	91,753	115,261

Equity investments in joint ventures	20,136	18,663
Property and equipment, net	229,665	225,779
Real estate subject to finance obligation	8,100	74,248
Goodwill	770,898	826,641
Intangible assets, net	85,236	92,271
Other assets	30,542	26,362
Total assets	$1,236,330	$1,379,225

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$21,888	$13,095
Accrued expenses	35,765	35,107
Income taxes payable	5,994	—
Current portion of long-term debt	8,780	13,961
Current portion of finance obligation	53	1,128
Other current liabilities	197	2,000
Total current liabilities	72,677	65,291
Long-term debt, less current portion	590,051	535,098
Finance obligation, less current portion	8,515	76,102
Other long-term liabilities	15,981	14,876
Deferred income taxes	33,527	58,557
Total liabilities	720,751	749,924

Noncontrolling interests - redeemable	7,371	7,294

Commitments and Contingencies

Equity:
Common stock, $0.01 par value, 1,000 shares authorized, issued and outstanding at December 31, 2010 and December 31, 2009	—	—
Additional paid-in capital	630,989	630,278
Retained deficit	(130,374)	(14,886)
Notes receivable from shareholder	(175)	(225)
Accumulated other comprehensive loss, net of tax	(3,391)	(4,869)
Total Radiation Therapy Services Holdings, Inc. shareholder’s equity	497,049	610,298
Noncontrolling interests - nonredeemable	11,159	11,709
Total equity	508,208	622,007
Total liabilities and equity	$1,236,330	$1,379,225

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands)

(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues:
Net patient service revenue	$135,326	$126,738	$535,913	$517,646
Other revenue	2,197	1,546	8,050	6,838
Total revenues	137,523	128,284	543,963	524,484

Expenses:
Salaries and benefits	76,327	62,962	282,302	259,532
Medical supplies	11,515	10,460	43,027	45,361
Facility rent expense	7,930	5,467	27,885	22,106
Other operating expenses	6,970	5,993	27,103	24,398
General and administrative expenses	19,360	12,768	65,798	54,537
Depreciation and amortization	12,113	12,174	46,346	46,416
Provision for doubtful accounts	444	975	8,831	12,871
Interest expense, net	13,902	15,409	58,505	62,502
Loss on sale of assets of a radiation treatment center	—	—	1,903	—
Early extinguishment of debt	—	—	10,947	—
Impairment loss	97,916	3,474	97,916	3,474
Total expenses	246,477	129,682	670,563	531,197

Loss before income taxes	(108,954)	(1,398)	(126,600)	(6,713)
Income tax (benefit) expense	(6,662)	2,160	(12,810)	1,002

Net loss	(102,292)	(3,558)	(113,790)	(7,715)

Net income attributable to noncontrolling interests- redeemable and non-redeemable	(41)	(633)	(1,698)	(1,835)

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	(102,333)	(4,191)	(115,488)	(9,550)

Other comprehensive income (loss):
Unrealized gain on derivative interest rate swap agreement and foreign currency translation, net of tax	665	594	1,478	1,801
Comprehensive loss	$(101,668)	$(3,597)	$(114,010)	$(7,749)

RADIATION THERAPY SERVICES HOLDINGS, INC.

Supplemental Financial Information (Unaudited)

Reconciliation of Pro-forma Adjusted EBITDA to Net Loss Attributable to Radiation Therapy Services Holdings, Inc. Shareholder

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
(in thousands):
Total revenues	$137,523	$128,284	$543,963	$524,484
Pro-forma full period effect of acquisitions (a)	1,327	—	21,445	—
Total pro-forma revenues	$138,850	$128,284	$565,408	$524,484

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(102,333)	$(4,191)	$(115,488)	$(9,550)
Income tax (benefit) expense	(6,662)	2,160	(12,810)	1,002
Interest expense, net	13,902	15,409	58,505	62,502
Depreciation and amortization	12,113	12,174	46,346	46,416
Impairment loss	97,916	3,474	97,916	3,474
Loss on sale of assets of a radiation treatment center	—	—	1,903	—
Early extinguishment of debt	—	—	10,947	—
Management fees (b)	504	523	1,314	1,239
Non-cash expenses (c)	1,031	1,197	3,534	5,042
Sale-lease back adjustments (d)	(196)	(1,582)	(2,511)	(6,031)
Acquisition-related costs (e)	3,162	242	4,811	2,437
Other expenses (f)	757	779	2,031	1,886
Cost savings (g)	—	—	—	5,023
Litigation settlement (h)	—	81	2,771	—
Material weakness expenses (i)	330	—	330	—
Physician contracting expenses (j)	7,551	—	7,551	—
Pro-forma full period effect of acquisition EBITDA (a)	776	—	8,565	—

Pro-forma Adjusted EBITDA (1)	$28,851	$30,266	$115,715	$113,440

Pro-forma Adjusted EBITDA as a percentage of total pro-forma revenues	20.8%	23.6%	20.5%	21.6%

(1) Pro-forma Adjusted EBITDA is defined as income (loss) before interest expense (net of interest income), income taxes, depreciation and amortization, impairment loss, loss on sale of assets of a radiation treatement center, early extinguishment of debt, management fees from our sponsor, non-cash expenses including costs relating to stock compensation, amortization of straight-line rent and amortization of capital expenditures relating to repairs and maintenance, sale-lease back adjustments, acquisition-related costs, other expenses including loss on sale of assets, severance payments related to terminiation of employee staff reductions, tail premiums on termed physicians, cost savings implemented in 2009, litigation settlements with physicians, costs relating to remediation work on the material weakness associated with the provision for income taxes, costs associated with the restructuring of certain physician groups’ compensation agreements and pro-forma full period effect of acquisition EBITDA.

(a) Pro-forma amounts related to adjustments to total revenues and Pro-forma Adjusted EBITDA to reflect the full period effect of our acquisitions completed during 2010, including the purchase of the South Carolina physician practices in May 2010 and the acquisitions of the Princeton, West Virginia radiation oncology practice in December 2010.  The adjustments reflect the impact to our total revenues and Pro-forma Adjusted EBITDA as if the acquisition had occurred at the beginning of the year as follows: Pro-forma revenues includes $5.3 million related to Princeton, West Virginia practice and $16.1 million related to the South Carolina practices. Pro-forma acquisition EBITDA includes $3.1 million related to Princeton, West Virginia practice and $5.5 million related to the South Carolina practices.

(b) Management fees are fees paid to our sponsor, Vestar Capital Partners.

(c) Non-cash expenses including costs relating to stock compensation, amortization of straight-line rent and amortization of capital expenditures relating to warranty arrangements amortized to repairs and maintenance.

(d) Sale-lease back adjustments relates to the adjustment of benefit derived from the classification of operating leases as finance obligations reflecting a reclassification of interest expense and depreciation and amortization expense as rent expense.

(e) Acquisition related costs associated with the adoption of ASC 805 Business Combinations requiring prior capitalized costs be expensed, including professional fees and due diligence costs relating to the acquisition of physician practices.

(f) Other expenses include loss on sale of assets, severance payments related to termination of employee staff reductions, tail premiums paid on terminated physicians.

(g) Cost savings related to the planned initiative of cost cutting plans implemented during the fourth quarter of 2009.

(h) Litigation settlement relates to costs associated with the termination of physicians during 2010 as a result of the cost savings plans implemented in the fourth quarter of 2009.

(i) Material weakness expenses related to the costs associated with the remediation work on the material weakness for the provision for income taxes.

(j) Physician contracting expenses are costs associated with the restructuring of certain physician groups’ compensation arrangements.

We believe the Pro-forma Adjusted EBITDA provides useful information about our financial performance to investors, lenders, financial analysts and rating agencies since these groups have historically used EBITDA-related measures in the healthcare industry, along with other measures, to estimate the value of a company, to make informed investment decisions, to evaluate a company’s leverage capacity and its ability to meet its debt service requirements.  Pro-forma Adjusted EBITDA eliminates the uneven effect of non-cash depreciation of tangibles assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting.  Pro-forma Adjusted EBITDA is also used by us to measure individual performance for incentive compensation purposes and as an analytical indicator for purposes of allocating resources to our operating business and assessing their performance, both internally and relative to our peers, as well as to evaluate the performance of our operating management teams, and for purposes in the calculation of debt covenants and related disclosures.

Pro-forma Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Radiation Therapy Services Holdings, Inc. shareholder, operating cash flows or other cash flow data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Pro-forma Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Years ended
	December 31,
	2010	2009
Cash flows from operating activities
Net loss	$(113,790)	$(7,715)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	39,011	31,837
Amortization	7,335	14,579
Deferred rent expense	1,180	3,199
Deferred income tax benefit	(19,698)	(1,335)
Stock-based compensation	1,030	962
Impairment loss	97,916	3,474
Provision for doubtful accounts	8,831	12,871
Loss on the sale of property and equipment	734	1,341
Loss on the sale of assets of a radiation treatment center	1,903	—
Write-off of pro-rata debt discount	494	—
Write-off of loan costs	1,593	—
Early extinguishment of debt	10,947	—
Write-off of acquisition-related costs	—	812
Amortization of debt discount	791	1,208
Amortization of loan costs	3,350	2,850
Equity interest in net earnings of joint ventures	(1,001)	(880)
Distribution received from unconsolidated joint ventures	980	—
Changes in operating assets and liabilities:
Accounts receivable and other receivables	(16,066)	(3,790)
Income taxes receivable / payable	6,477	13,141
Inventories	107	10
Prepaid expenses	4,425	2,006
Accounts payable	8,454	(965)
Accrued expenses	3,991	(2,213)

Net cash provided by operating activities	48,994	71,392

Cash flows from investing activities
Purchase of property and equipment	(43,781)	(35,443)
Acquisition of radiation centers	(43,388)	(2,449)
Restricted cash associated with earn-out provisions of acquisitions	—	2,269
Purchase of joint venture interests	(1,000)	(13,593)
Proceeds from the sale of property and equipment	1,693	144
Repayments from employees	457	478
Contribution of capital to joint venture entities	(3,711)	(2,386)
Distribution received from joint venture	27	—
Change in other assets and other liabilities	(2,808)	(3,192)

Net cash used in investing activities	(92,511)	(54,172)

Cash flows from financing activities
Proceeds from issuance of debt (net of original issue discount of $1,950)	316,550	—
Principal repayments of debt	(271,295)	(29,693)
Repayments of finance obligation	(302)	(1,242)
Payment of call premium on senior subordinated notes	(5,250)	—
Proceeds from equity contribution	156	—
Payments of notes receivable from shareholder	50	25
Proceeds from issuance of noncontrolling interest	608	356
Cash distributions to noncontrolling interest holders - redeemable and non-redeemable	(3,176)	(2,876)
Deconsolidation of noncontrolling interest	(14)	—
Payments of debt issue costs	(12,791)	—

Net cash provided by (used in) financing activities	24,536	(33,430)

Net decrease in cash and cash equivalents	(18,981)	(16,210)
Cash and cash equivalents, beginning of period	32,958	49,168

Cash and cash equivalents, end of period	$13,977	$32,958

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Years ended
	December 31,
	2010	2009
Supplemental disclosure of cash flow information
Interest paid	$57,688	$57,371
Income taxes paid (refunded)	$411	$(10,776)
Supplemental disclosure of non-cash transactions
Non-cash contribution of capital by controlling interest holder	$602	$—
Non-cash contribution of capital by noncontrolling interest holder	$—	$694
Non-cash deconsolidation of noncontrolling interest	$(64)	$—
Accounts payable related to acceptance and delivery of medical equipment	$—	$2,063
Finance obligation related to real estate projects	$3,756	$17,866
Derecognition of finance obligation related to real estate projects	$(72,117)	$—
Non-cash purchase of noncontrolling interest in a joint venture	$(475)	$—
Non-cash use of vendor credit	$2,027	$—
Reduction in goodwill due to purchase price adjustment	$—	$188
Recorded noncash distribution receivable and equity contribution payable from equity investee	$—	$301
Recorded accounts payable related to the final purchase adjustment for an equity investee	$—	$1,900

RADIATION THERAPY SERVICES HOLDINGS, INC.

KEY OPERATING STATISTICS

(unaudited)

	Three Months Ended			Years Ended
	December 31,		%	December 31,		%
	2010	2009	Change	2010	2009	Change

Number of treatment days	63	64		254	255

Total RVU’s - freestanding centers	2,678,540	2,688,604	-0.4%	10,833,260	10,818,119	0.1%

RVU’s per day - freestanding centers	42,517	42,009	1.2%	42,651	42,424	0.5%

Percentage change in RVU’s per day - freestanding centers - same practice basis	-3.0%	-1.7%		-2.1%	2.7%

Number of regions at period end	8	8

Number of local markets at period end	28	28

Treatment centers - freestanding	89	90	-1.1%
Treatment centers - hospital / other groups	6	7	-14.3%
	95	97	-2.1%

Days sales outstanding at quarter end	41	44

Percentage change in freestanding revenues - same practice basis	-3.7%	-5.5%		-3.6%	-3.1%

Net patient service revenue - professional services only (in thousands)	$38,674	$31,493		$143,487	$129,909